                                                                      EXHIBIT 12

                       K N ENERGY, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                    YEARS ENDED DECEMBER 31
                                                                    -----------------------
                                              1995            1994           1993            1992           1991
                                              ----            ----           ----            ----           ----
                                                                    (Dollars in Thousands)
Earnings:
    Income From Continuing Operations
 per Statements of Income                  $ 52,522         $15,321        $30,869         $36,342         $37,074
    Add:
      Interest and Debt Expense              34,316          32,009         31,478          27,608          24,298
      Income Taxes                           29,050          9,500          18,599          20,068          21,282
      Portion of Rents Representative
         of the Interest Factor               5,082           3,492          2,863           1,901           1,542
                                           --------         -------        -------         -------         -------
      Income as Adjusted                   $120,970         $60,322        $83,809         $85,919         $84,196
                                           ========         =======        =======         =======         =======
Fixed Charges:
    Interest and Debt Expense per
      Statements of Income
      (Includes Amortization of Debt
      Discount, Premium and Expense)       $ 34,211         $31,815        $30,909         $27,090         $24,091
    Add:
      Interest Capitalized                      105             338            965             842             207
      Portion of Rents Representative
         of the Interest Factor               5,082           3,492          2,863           1,901           1,542


      Preferred Stock Dividends of
         Subsidiary                               -               -             69           3,084           5,393
                                           --------         -------        -------         -------         -------
    Fixed Charges                          $ 39,398         $35,645        $34,806         $32,917         $31,233
                                           ========         =======        =======         =======         =======

Ratio of Earnings to Fixed Charges             3.07            1.69           2.41            2.61            2.70
                                           ========         =======        =======         =======         =======









                                           65